                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9

                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934


                       UNITED INVESTORS GROWTH PROPERTIES
                            (Name of Subject Company)

                       UNITED INVESTORS GROWTH PROPERTIES
                       (Name of Persons Filing Statement)


                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)

                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


                                    COPY TO:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000



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ITEM 1.   SECURITY AND SUBJECT COMPANY.

          This Statement relates to units of limited partnership interest of United Investors Growth Properties, a Missouri limited partnership (the "Partnership"), with its business address located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222.

ITEM 2.   TENDER OFFER OF THE BIDDER

          This Statement relates to a tender offer for units of the Partnership by Bond Purchase LLC, with its business address located at P.O. Box 26730, Kansas City, Missouri 64196.

ITEM 3.   IDENTITY AND BACKGROUND

     (a) The name and business address of the Partnership, which is the person filing this Statement, are set forth in Item 1 above.

     (b)  Not applicable.

ITEM 4.   THE SOLICITATION OR RECOMMENDATION.

     (a),(b) The information in the "Offer to Purchase" of AIMCO Properties, L.P. (the "Offer to Purchase") and the Supplement to the Offer to Purchase, dated July 2, 1999 (the "Supplement"), copies of which are included as Exhibits (a)(2) and (a)(4) hereto, respectively, under "The Offer --
     Section 10. Position of the General Partner of Your Partnership With Respect to the Offer" is incorporated herein by reference.

ITEM 5.   PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

          Not applicable.

ITEM 6.   RECENT TRANSACTIONS AND INTENT WITH RESPECT TO
          SECURITIES.

     (a)  The information set forth in the Offer to Purchase under "The Offer --
          Section 13. Certain Information Concerning Your Partnership -- Beneficial Ownership of Interests in Your Partnership" is incorporated



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          herein by reference.

     (b) AIMCO Properties, L.P., an affiliate of the Partnership, is making a tender offer for units in the Partnership. The information in the Offer to Purchase and Supplement is hereby incorporated herein by reference.

ITEM 7.   CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE
          SUBJECT COMPANY.

     (a)-(b) The information in the Supplement is hereby incorporated herein by reference.

ITEM 8.   ADDITIONAL INFORMATION TO BE FURNISHED.

          The Offer to Purchase and the Supplement are incorporated herein by reference.

ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS

     (a)(1)    Letter to Limited Partners, dated July 2, 1999.

     (a)(2)    Offer to Purchase, dated June 9, 1999 (Exhibit (a)(1) to the
               Schedule 14D-1 of AIMCO Properties, L.P., dated June 9, 1999, is incorporated herein by reference).

     (a)(3) Letter of Transmittal, dated July 2, 1999 (Exhibit (a)(2) to Amendment No. 1 to the Schedule 14D-1 of AIMCO Properties, L.P., dated July 2, 1999 is incorporated herein by reference).

     (a)(4)    Supplement to Offer to Purchase, dated July 2, 1999 (Exhibit
               (a)(4) to Amendment No. 1 to the Schedule 14D-1 of AIMCO Properties, L.P., dated July 2, 1999 is incorporated herein by reference).

     (b)       Not Applicable.

     (c)       Not Applicable.



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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 2, 1999



                                               UNITED INVESTORS GROWTH PROPER-
                                               TIES
                                               a Missouri limited partnership


                                               By: UNITED INVESTORS REAL ESTATE,
                                                   INC.
                                                   its General Partner


                                               By: /s/ Patrick J. Foye
                                                  ------------------------------
                                                   Executive Vice President



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                                 EXHIBIT INDEX


EXHIBIT NO.              DESCRIPTION
-----------              -----------

  (a)(1)        Letter to Limited Partners, dated July 2, 1999.

  (a)(2)        Offer to Purchase, dated June 9, 1999 (Exhibit (a)(1) to the
                Schedule 14D-1 of AIMCO Properties, L.P., dated June 9, 1999, is incorporated herein by reference).

  (a)(3)        Letter of Transmittal, dated July 2, 1999 (Exhibit (a)(2) to
                Amendment No. 1 to the Schedule 14D-1 of AIMCO Properties,
                L.P., dated July 2, 1999 is incorporated by reference).

  (a)(4)        Supplement to Offer to Purchase, dated July 2, 1999 (Exhibit
                (a)(4) to Amendment No. 1 to the Schedule 14D-1 of AIMCO
                Properties, L.P., dated July 2, 1999 is incorporated by reference).

  (b)           Not Applicable.

  (c)           Not Applicable.



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